SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)


                                  GeoEye, Inc.
                       (formerly Orbimage Holdings, Inc.)
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $0.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    37250W108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No. 37250W108
---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Redwood Master Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,571,109

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,571,109

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,571,109(1)

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.99%

12.  TYPE OF REPORTING PERSON

     CO

----------
(1) The number of reported securities includes 295,784 warrants to purchase common stock that are exercisable immediately and will expire on 3/31/2010.

CUSIP No. 37250W108
---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Redwood Capital Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,571,109

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,571,109

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,571,109(1)

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.99%

12.  TYPE OF REPORTING PERSON

     OO

--------------------------------------------------------------------------------
(1) The number of reported securities includes 295,784 warrants to purchase common stock that are exercisable immediately and will expire on 3/31/2010.

CUSIP No. 37250W108
---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Jonathan Kolatch

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,571,109

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,571,109

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,571,109(1)

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.99%

12.  TYPE OF REPORTING PERSON

     IN

----------
(1) The number of reported securities includes 295,784 warrants to purchase common stock that are exercisable immediately and will expire on 3/31/2010.

CUSIP No. 37250W108
---------------------


Item 1(a).  Name of Issuer:

            GeoEye, Inc.
            (formerly Orbimage Holdings, Inc.)
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            21700 Atlantic Boulevard
            Dulles, VA 20166
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Redwood Master Fund, Ltd.
            Redwood Capital Management, LLC
            Jonathan Kolatch
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Redwood Master Fund, Ltd.
            c/o Goldman Sachs (Cayman) Trust, Limited
            Harbour Centre, 2nd Floor
            North Church Street
            P.O. Box 896 GT
            George Town
            Grand Cayman, Cayman Islands

            Redwood Capital Management, LLC
            910 Sylvan Avenue
            Englewood Cliffs, NJ 07632

            Jonathan Kolatch
            910 Sylvan Avenue
            Englewood Cliffs, NJ 07632
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Redwood Master Fund, Ltd. - Cayman Islands
            Redwood Capital Management, LLC - Delaware
            Jonathan Kolatach - United States of America
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.01
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            37250W108
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         Redwood Master Fund, Ltd. - 1,571,109
         Redwood Capital Management, LLC - 1,571,109
         Jonathan Kolatch - 1,571,109
         -----------------------------------------------------------------------

     (b) Percent of class:

         Redwood Master Fund, Ltd. - 8.99%
         Redwood Capital Management, LLC - 8.99%
         Jonathan Kolatch - 8.99%
         -----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

         Redwood Master Fund, Ltd.:

         (i)   Sole power to vote or to direct the vote                    0
                                                                 --------------,

         (ii)  Shared power to vote or to direct the vote          1,571,109
                                                                 --------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                              0
                                                                 --------------,

         (iv)  Shared power to dispose or to direct the
               disposition of                                      1,571,109
                                                                 --------------.

         Redwood Capital Management, LLC:

         (i)   Sole power to vote or to direct the vote                    0
                                                                 --------------,

         (ii)  Shared power to vote or to direct the vote          1,571,109
                                                                 --------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                              0
                                                                 --------------,

         (iv)  Shared power to dispose or to direct the
               disposition of                                      1,571,109
                                                                 --------------.

         Jonathan Kolatch:

         (i)   Sole power to vote or to direct the vote                    0
                                                                 --------------,

         (ii)  Shared power to vote or to direct the vote          1,571,109
                                                                 --------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                              0
                                                                 --------------,

         (iv)  Shared power to dispose or to direct the
               disposition of                                      1,571,109
                                                                 --------------.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         N/A
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         N/A
         -----------------------------------------------------------------------

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     February 8, 2007
                                            ------------------------------------
                                                        (Date)



                                                   /s/ Jonathan Kolatch*
                                            ------------------------------------
                                                       Jonathan Kolatch


                                            Redwood Capital Management, LLC*

                                            By:  /s/  Jonathan Kolatch
                                            ------------------------------------
                                                      Jonathan Kolatch
                                                      Managing Member


                                            Redwood Master Fund, Ltd.

                                            By:  /s/  Jonathan Kolatch
                                            ------------------------------------
                                                      Jonathan Kolatch
                                                      Director


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

* The Reporting Persons disclaim beneficial ownership in the Shares reported herein except to the extent of their pecuniary interest therein.

                                                                       Exhibit A


                                    AGREEMENT

     The undersigned agree that this Schedule 13G, Amendment No. 1, dated February 8, 2007 relating to the Common Stock, par value $0.01 of GeoEye, Inc. shall be filed on behalf of the undersigned.


                                            Redwood Master Fund, Ltd.

                                            By:  /s/  Jonathan Kolatch
                                            ------------------------------------
                                                      Jonathan Kolatch
                                                      Director



                                            Redwood Capital Management, LLC

                                            By:  /s/  Jonathan Kolatch
                                            ------------------------------------
                                                      Jonathan Kolatch
                                                      Managing Member


                                                   /s/ Jonathan Kolatch
                                            ------------------------------------
                                                       Jonathan Kolatch




SK 03207 0001 745671